Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form S-3 File No. 333-107321) and related Prospectus of WMS Industries Inc. for the registration of $115,000,000 of 2.75% Convertible Subordinated Notes due July 15, 2010 and to the incorporation by reference therein of our report dated August 9, 2004, with respect to the consolidated financial statements and schedule of WMS Industries Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 10, 2005